Exhibit 99.1

1111 South Arroyo Parkway 91105
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500    Fax 1.626.568.7144
Press Release

FOR IMMEDIATE RELEASE                    July 30, 2012

For additional information contact:
John W. Prosser, Jr.
Executive Vice President, Finance and Administration
626.578.6803

Jacobs Engineering Group Inc. Reports Earnings
for the Third Quarter of Fiscal 2012
PASADENA, CALIF - Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the third quarter of fiscal 2012 ended June 29, 2012.
Third Quarter Fiscal 2012 Highlights:

•	Net earnings for the quarter of $97.9 million;

•	Diluted EPS for the quarter of $0.76;

•	Net earnings for the nine months ended June 29, 2012 of $271.5 million;

•	Diluted EPS for the nine months ended June 29, 2012 of $2.11; and,

•	Backlog at June 29, 2012 of $15.6 billion.
Jacobs reported today net earnings of $97.9 million, or $0.76 per diluted share, on revenues of $2.77 billion for its third quarter of fiscal 2012 ended June 29, 2012. This compares to net earnings of $90.7 million, or $0.71 per diluted share, on revenues of $2.74 billion for the third quarter of fiscal 2011 ended July 1, 2011.
For the nine months ended June 29, 2012, Jacobs reported net earnings of $271.5 million, or $2.11 per diluted share, on revenues of $8.11 billion. This compares to net earnings of $236.7 million, or $1.86 per diluted share, on revenues of $7.66 billion for the same period in fiscal 2011.
Jacobs also announced today backlog totaling $15.6 billion at June 29, 2012, including a technical professional services component of $10.2 billion. This compares to total backlog and technical professional services backlog of $14.0 billion and $8.7 billion, respectively, at July 1, 2011.
Commenting on the results for the second quarter, Jacobs President and CEO Craig L. Martin stated, “The third quarter was very much in line with our expectations. Gross margins increased, we managed our SG&A very well, and backlog continues to grow. Our new business outlook is robust, so we remain positive about both our fourth quarter and fiscal 2013.”
Commenting on the Company's earnings outlook for the remainder of fiscal 2012, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Based on our third quarter results and the current business outlook, we are maintaining our guidance at $2.80 To $3.00 per share for fiscal 2012.”
Jacobs is hosting a conference call at 11:00 a.m. Eastern Time on Tuesday, July 31, 2012, which they are webcasting live on the Internet at www.jacobs.com.

Exhibit 99.1

Jacobs is one of the world's largest and most diverse providers of technical, professional, and construction services.
Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements including those noted in our 2011 Form 10-K, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Exhibit 99.1

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	Three Months Ended		Nine Months Ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Revenues	$2,772,874	$2,744,178	$8,107,493	$7,658,369
Costs and Expenses:
Direct costs of contracts	(2,339,793)	(2,331,466)	(6,827,166)	(6,525,438)
Selling, general, and administrative expenses	(279,715)	(273,332)	(851,871)	(761,917)
Operating Profit	153,366	139,380	428,456	371,014
Other Income (Expense):
Interest income	2,325	1,317	5,283	3,390
Interest expense	(2,990)	(2,568)	(9,148)	(6,115)
Miscellaneous income (expense), net	(1,330)	3,172	(1,351)	3,216
Total other income (expense), net	(1,995)	1,921	(5,216)	491
Earnings Before Taxes	151,371	141,301	423,240	371,505
Income Tax Expense	(50,381)	(49,365)	(143,368)	(131,531)
Net Earnings of the Group	100,990	91,936	279,872	239,974
Net Earnings Attributable to Noncontrolling Interests	(3,090)	(1,260)	(8,329)	(3,225)
Net Earnings Attributable to Jacobs	$97,900	$90,676	$271,543	$236,749
Earnings Per Share (“EPS”):
Basic	$0.77	$0.72	$2.13	$1.89
Diluted	$0.76	$0.71	$2.11	$1.86

Weighted Average Shares Used to Calculate EPS:
Basic	127,922	125,903	127,422	125,438
Diluted	128,820	127,578	128,504	127,230

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Exhibit 99.1

Other Operational Information (in thousands):

	Three Months Ended		Nine Months Ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Revenues by Major Component:
Technical professional services	$1,640,157	$1,593,516	$4,832,936	$4,289,543
Field services	1,132,717	1,150,662	3,274,557	3,368,826
Total	$2,772,874	$2,744,178	$8,107,493	$7,658,369

Depreciation (pre-tax)	$14,535	$14,242	$43,023	$42,650
Amortization of Intangibles (pre-tax)	$10,138	$10,934	$32,158	$26,493
Pass-Through Costs Included in Revenues	$583,136	$486,010	$1,699,188	$1,561,858

Capital Expenditures	$32,554	$66,193	$70,305	$83,571

Selected Balance Sheet and Backlog Information (in thousands):

	June 29, 2012	July 1, 2011
Balance Sheet Information:
Cash and cash equivalents	$898,588	$773,819
Working capital	1,734,293	994,911
Total debt	512,445	551,198
Total Jacobs stockholders' equity	3,656,686	3,141,843

Backlog Information:
Technical professional services	$10,174,900	$8,666,300
Field services	5,426,200	5,335,600
Total	$15,601,100	$14,001,900

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